Exhibit 4.o

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – NURSING HOME CONFINEMENT

This rider is a part of the Contract to which it is attached. It is subject to the terms, conditions, and provisions contained in the Contract. The following provisions are added to the Contract. This rider will supersede any conflicting provisions of the Contract.

The availability of access to benefit guarantees or values is not intended to provide for nursing home insurance.

RIDER SPECIFICATIONS TABLE

Nursing Home Qualifying Life	[Owner(s)]
Nursing Home Ineligibility Period	[[1] Contract Year]
Nursing Home Qualification Period	[60] consecutive days

RIDER OVERVIEW

WHEN IS THIS RIDER EFFECTIVE?

The rider effective date is the Issue Date.

WHAT BENEFIT DOES THIS RIDER PROVIDE?

Subject to the terms and qualification criteria outlined in this rider, any applicable Surrender Charges may be waived on Withdrawal and Surrender if the Nursing Home Qualifying Life is confined to a Nursing Home; this waiver is in lieu of, and not in addition to, any other Surrender Charge waiver available under Your Contract, including those attached by rider and/or endorsement.

When this waiver is available and applied, the Contract’s Account Value will not include application of a Surrender Charge.

RIDER SPECIFICATIONS

WHAT SPECIFICATIONS APPLY TO THIS SURRENDER CHARGE WAIVER?

This rider uses a Nursing Home Qualifying Life, Nursing Home Ineligibility Period, and Nursing Home Qualification Period.

WHERE ARE THE SPECIFICATIONS LOCATED FOR THIS SURRENDER CHARGE WAIVER?

All specifications applicable under this rider are shown in the Rider Specifications Table.

WHICH SPECIFICATIONS ARE GUARANTEED?

All specifications under this rider are guaranteed, including Nursing Home Qualifying Life, Nursing Home Ineligibility Period, and Nursing Home Qualification Period. These specifications are set on the rider effective date and will not change.

WHICH SPECIFICATIONS ARE NOT GUARANTEED AND ARE SUBJECT TO CHANGE?

All specifications applicable under this rider are guaranteed. However, the person(s) considered the Nursing Home Qualifying Life may change due to underlying changes in Your base Contract. For example, if the Nursing Home Qualifying Life is Owner(s) and a change in Owner occurs, then qualification after the change is based on the new Owner(s). Similarly, if the Nursing Home Qualifying Life is Annuitant(s) and a change in Annuitant occurs, then qualification after the change is based on the new Annuitant(s).

Any change to Owner(s) or Annuitant(s) is subject to the limitations of Your base Contract. If the Nursing Home Qualifying Life is Owner(s), then in the case of Non-Natural Owners, the Nursing Home Qualifying Life shall be any Annuitant(s).

[1]

RILA-SCWR-NHC (05-22)

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – NURSING HOME CONFINEMENT (CONTINUED)

RIDER DEFINITIONS

NURSING HOME

Nursing Home means a state-licensed, nursing long-term care facility that provides skilled, continuous nursing care or service under the supervision of a licensed nurse or physician.

NURSING HOME QUALIFYING LIFE

Nursing Home Qualifying Life means the person or persons whose confinement to a Nursing Home may result in qualification to utilize the Surrender Charge waiver, assuming all other qualifications outlined in this rider are met. Nursing Home Qualifying Life is shown in the Rider Specifications Table.

WRITTEN PROOF OF CONFINEMENT

Written Proof of Confinement means documentation providing sufficient detail that the Nursing Home Qualifying Life is confined to a Nursing Home.

SURRENDER CHARGE WAIVER REQUEST

WHAT CONFINEMENT QUALIFICATIONS MUST BE MET TO REQUEST THE SURRENDER CHARGE WAIVER?

Surrender Charges may be waived upon receipt of Written Request for this benefit if all the following qualification criteria are met:

•	The Nursing Home Qualifying Life shown in the Rider Specifications Table is confined to a Nursing Home.

•	Confinement to such Nursing Home begins after the rider effective date.

•

Confinement to the Nursing Home has continued for at least the Nursing Home Qualification Period. The Nursing Home Qualification Period is shown in the Rider Specifications Table and is measured in terms of consecutive days. Confinement to the Nursing Home may begin during the Nursing Home Ineligibility Period; however, the Surrender Charge Waiver request may not be made until both the Nursing Home Ineligibility Period and Nursing Home Qualification Period have elapsed. No Surrender Charge applied during the Nursing Home Ineligibility Period will be waived.

WHEN CAN THE SURRENDER CHARGE WAIVER REQUEST BE MADE?

You may request the waiver of Surrender Charges after the Nursing Home Ineligibility Period has elapsed and all requirements outlined in the WHAT CONFINEMENT QUALIFICATIONS MUST BE MET PRIOR TO WAIVER REQUEST provision are satisfied. The waiver is not available during the Nursing Home Ineligibility Period.

WHAT DOCUMENTATION IS REQUIRED TO REQUEST THE SURRENDER CHARGE WAIVER?

We will require a Written Request for the Surrender Charge waiver. Written Request must be subsequently accompanied by Written Proof of Confinement while the Nursing Home Qualifying Life is Confined or within 90 days of the date on which the Nursing Home Qualifying Life was last Confined. An exception to this time limit will be made for a period of up to one year when it can be shown that it was not reasonably possible to make a Written Request and provide Written Proof of Confinement within the required time period. This time limit will be waived altogether in the absence of legal capacity. We reserve the right to request documentation at least annually of continued confinement to a Nursing Home.

WHEN DOES THE WAIVER APPLY, IF APPROVED?

Surrender Charges will be waived on any Withdrawals or Surrender which occur after the Written Request and Written Proof of Confinement are received, subject to Our approval. Written Proof of Confinement must be provided to Us according to the WHAT CONFINEMENT QUALIFICATIONS MUST BE MET PRIOR TO WAIVER REQUEST and WHAT DOCUMENTATION IS REQUIRED TO REQUEST THE SURRENDER CHARGE WAIVER provisions. If Written Proof of Confinement is not provided within the required time frame, then the Surrender Charge Waiver request will be denied and Surrender Charges will apply to any applicable Withdrawal or Surrender as described in the CAN THE REQUEST FOR SURRENDER CHARGE WAIVER BE DENIED AND WHAT HAPPENS IF IT IS DENIED provision.

CAN THE REQUEST FOR SURRENDER CHARGE WAIVER BE DENIED AND WHAT HAPPENS IF IT IS DENIED?

Yes; the request may be denied if (i) any of the above confinement qualification criteria are not met or (ii) the required documentation is not provided. If Your request is denied, Withdrawal or Surrender proceeds will not be disbursed until You are notified of the denial and provided with the opportunity to accept or reject the proceeds including any Surrender Charge.

[2]

RILA-SCWR-NHC (05-22)

Fidelity & Guaranty Life Insurance Company

SURRENDER CHARGE WAIVER RIDER – NURSING HOME CONFINEMENT (CONTINUED)

GENERAL PROVISIONS

IS THIS RIDER PARTICIPATING AND DOES IT PROVIDE FOR PAYMENT OF DIVIDENDS?

No; this Rider is not participating and dividends are not payable.

IS THERE A CHARGE FOR THIS RIDER?

No; there is no explicit charge deducted from your Account Value for this rider.

WHEN DOES THIS RIDER TERMINATE?

The rider will terminate when the Contract terminates. Termination shall not prejudice the waiver of any Surrender Charges while the rider was in force.

Signed for the Company.

Fidelity & Guaranty Life Insurance Company

[
Chris Blunt ]
President

[3]

RILA-SCWR-NHC (05-22)